Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into effective as of April 1, 2019 (the “Effective Date”), by and between Evofem Biosciences, Inc., a Delaware corporation (the “Company”), and Thomas Lynch, an individual, (the “Consultant”). The Company and Consultant hereby agree as follows:
1.Engagement. The Company hereby engages Consultant to perform the Services (as defined below) on the terms and conditions herein and Consultant hereby accepts such engagement.
2.    Scope of Duties. During the term of this Agreement, Consultant shall perform the services for the Company set forth on Exhibit A attached hereto (the “Services”). In addition, Consultant may perform such additional services as are agreed upon by the Company and Consultant from time to time which shall also be deemed “Services” governed by the terms and conditions of this Agreement, unless otherwise set forth in such signed writing. The Company shall compensate Consultant for the Services pursuant to Section 3.1 hereof. Consultant hereby agrees to devote Consultant’s reasonable time, abilities and energy to the faithful performance of Consultant’s duties hereunder. The parties acknowledge and agree that Consultant’s Services to Company hereunder shall be non-exclusive and that Consultant shall at all times remain an independent contractor and shall have no authority to bind the Company. The Company will not exercise any control over the manner or methods with which Consultant performs the Services. The Company’s sole interest and responsibility is to ensure that the Services are performed and rendered in a competent, satisfactory, timely and legal manner.
3.    Compensation; Reimbursement.
3.1    Consulting Fees. In consideration for the timely and fully satisfactory performance of the Services, Consultant shall receive the consideration set forth on Exhibit B attached hereto. Consultant acknowledges and agrees that Exhibit B sets forth all of Consultant’s compensation for any and all Services performed for or on behalf of the Company whether during the term of this Agreement or prior to the term of this Agreement and that Consultant is not entitled to any other compensation in connection with any services provided to the Company, including, without limitation, the Services, other than as set forth on Exhibit B hereto. Except as expressly set forth herein, there are no other fees, costs or other compensation of any kind or nature to be paid by Company for the Services. Consultant shall be solely responsible for and shall make proper and timely payment of any taxes due on payments made (a) to Consultant pursuant to this Agreement (including, but not limited to, Consultant’s estimated state and Federal income taxes and self-employment taxes, as applicable), and (b) to the extent permitted under this Agreement, to other persons who provide services to Consultant in connection with this Agreement.
3.2    Expenses. Consultant shall be reimbursed for all reasonable “out-of-pocket” business expenses which have been incurred in connection with the performance of Consultant’s duties under this Agreement in accordance with Company’s standard expense reimbursement policies, subject to Consultant’s submission of appropriate vouchers and receipts substantiating any such expenses at Company’s request.
4.    Confidentiality; Non-Disclosure. In the course of performing the Services, it is understood that the Company may disclose certain Confidential Information of the Company to Consultant. “Confidential Information” shall include all information or material of the Company, whether disclosed orally, graphically, electronically or in writing, by the Company to Consultant or of which Consultant becomes

Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com

aware, including, without limitation, information relating to the business of the Company and any and all intellectual property rights stemming therefrom and relating thereto and any and all other materials, documentation, contracts and agreements of the Company and any business plans, methods, concepts, marketing plans, projections, investor lists, or ideas relating to the business of the Company or its products or services. Notwithstanding the foregoing, Confidential Information shall not be information which: (i) has entered the public domain through no action or failure to act of Consultant; (ii) prior to disclosure hereunder was already lawfully in Consultant’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Consultant on a non-confidential basis from a third party who has the right to disclose such information to Consultant; or (iv) is ordered to be or otherwise required to be disclosed by Consultant by a court of law or other governmental body provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene or obtain a protective order. Consultant agrees to: (i) use the same degree of care (and in no event less than reasonable care) in protecting the Confidential Information of Company that Consultant would use to protect its own Confidential Information of a similar nature; (ii) not to copy, publish, reverse engineer, show, or disclose the Confidential Information of the Company to any third parties without the prior written consent of the Company, and (iii) to return the Confidential Information of the Company to the Company at the Company’s request.
5.    Ownership of Work Product. Consultant hereby expressly acknowledges and agrees that any and all work product, software (in object code or source code form), improvements, inventions (whether patentable or not), enhancements, processes, methods, algorithms, techniques, concepts and other data or information made, conceived, developed reduced to practice or learned by Consultant, either alone or jointly with others, in connection with Consultant’s performance of the Services together with any and all intellectual property rights arising therefrom or related thereto, including, without limitation, any patent rights, copyrights, trademark rights or trade secrets, shall be the sole and exclusive property of the Company, and Consultant hereby assigns to the Company any and all rights Consultant may have or acquire in the same, including, without limitation, any and all such intellectual property rights.
6.    Representations, Warranties and Covenants. Consultant represents, warrants and covenants to the Company that she shall perform the Services in a workmanlike and professional manner and in accordance with all applicable laws and regulations. Consultant further represents, warrants and covenants that it will not permit any other person or entity to contribute to or perform any of the Services or contribute to any work product produced by Consultant pursuant to this Agreement.
7.    Term; Termination. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for a period of two (2) years. Either party may terminate this Agreement upon seven (7) days advance written notice to the other party for any reason or no reason.
8.    Other Work. The Company recognizes and agrees that the Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of the Consultant’s duties to the Company. Notwithstanding the foregoing, Consultant hereby represents and warrants that the terms of this Agreement are not inconsistent with, nor do they violate, any other contractual or legal obligations Consultant may have with any other third party.
9.    No Employee Benefits. This Agreement shall not entitle Consultant to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to the Consultant as a result of this Agreement. The Consultant shall comply at his or her expense with all applicable provisions of workers’

Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com

compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.
10.    General Terms.
10.1    Assignment. This Agreement shall not be assigned or transferred by Consultant without the prior written consent of the Company. Further, Consultant acknowledges and agrees that Consultant possesses unique skills, expertise and qualifications, and that as such its performance is material to this Agreement. Consultant shall not assign or delegate any of the duties of Consultant hereunder to any third party without the prior written consent of the Company. It is understood and agreed that the Company shall have the right to assign this Agreement to any successor to all or substantially all of its assets and business by dissolution, merger, consolidation, transfer of assets or otherwise, or to any direct or indirect subsidiary of the Company.
10.2    Severability. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.
10.3    Governing Law. This Agreement and the rights and obligations of the parties set forth herein shall be governed by, construed and interpreted in accordance with the internal laws of the State of California, without regard to its conflicts of laws principles.
10.4    Miscellaneous. The Agreement constitutes the entire agreement between the parties regarding the subject matter set forth herein and supersedes and prior or contemporaneous agreement related to the subject matter hereof whether written or oral, and may only be modified in writing and signed by an authorized representative of both parties. All waivers hereunder must be made in writing by a duly authorized representative of the party against whom the waiver is to operate, and failure at any time to require the other party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. If any provision of this Agreement is illegal, unenforceable or invalid under applicable law, it shall be enforced to the maximum permissible extent to effect the intent of the parties, and the remaining provisions will remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which may be signed and transmitted via PDF electronic delivery with the same validity as if it were an ink-signed document. Consultant is an independent contractor, and neither party shall, expressly or by implication, represent themselves as having, any authority to make contracts in the name of or binding on the other, or to obligate or bind the other in any manner whatsoever. Any notices under this Agreement must be in writing, may be emailed, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery or the date the applicable email was sent if no non-delivery response is received by the sender.

Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com

Signatures on the following page

Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Effective Date.

“Company”	EVOFEM, INC.
	By:	/s/ Tony O’Brien

“Consultant”		/s/ Thomas Lynch

Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com

EXHIBIT A
DESCRIPTION OF SERVICES

During the Term, Consultant shall perform the following activities:

Initiate and conduct investor relation activities within the U.S. and Europe, including the coordination and participation in telephonic and in-person meetings as it relates to future fundraising activities or potential offerings on NASDAQ;

Serve as the initial point of contact for the coordination of investment activities and engage in ongoing communications with the Company’s two cornerstone investors, including telephonic and in-person meetings, as required;

Generate, initiate, coordinate, and engage business contacts for potential corporate business development opportunities in the area of women’s reproductive health, including participating in the initial communication with businesses for potential partnering opportunities and coordinating Company personnel’s participation in telephonic or in-person meetings; and

Perform other corporate activities as agreed upon by Company and Consultant.

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Evofem, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com

EXHIBIT B
CONSULTANT COMPENSATION

In consideration for the Services, Consultant shall be compensated as follows:
$350,000 due in quarterly installments commencing upon the Effective Date. This amount will be reduced by the portion of renumeration Mr. Lynch receives in association with his duties on the Board of Directors (such reduced amount is referred to hereunder as the “Net Annual Cash Consulting Fee).
In addition, Consultant is eligible for an annual bonus of up to 100% of the Net Annual Cash Consulting Fee based upon on the achievement of the Company’s corporate goals and objectives as determined by and subject to approval of the Board of Directors (with appropriate input from the Compensation Committee).

EQUITY GRANT:
An equity grant for 150,000 shares of restricted stock at the commencement of each year under this consulting agreement, vesting (a) twenty-five percent (25%) quarterly beginning on the Effective Date and ending on March 31, 2020 for the first such grant hereunder; and (b) twenty-five percent (25%) quarterly beginning on the one year anniversary of the Effective Date and ending on March 31, 2021.
One-hundred percent (100%) of the total shares of common stock to be issued under this Agreement shall vest in the event of a change of control, hereunder defined as the sale of all or substantially all of the assets of Company, any merger, consolidation or acquisition of Company with, by or into another corporation, entity or person, or any change in the ownership of more than fifty percent (50%) of the stock of Company in one or more related transactions.

Evofem Biosciences, Inc. | 12400 High Bluff Drive | Suite 600 | San Diego, CA 92130
evofem.com